Exhibit 99.1
KINDER MORGAN INCREASES DIVIDEND TO $0.2775 PER SHARE PER QUARTER AND ANNOUNCES RESULTS FOR FIRST QUARTER OF 2022

HOUSTON, April 20, 2022 - Kinder Morgan, Inc.’s (NYSE: KMI) board of directors today approved a cash dividend of $0.2775 per share for the first quarter ($1.11 annualized), payable on May 16, 2022, to stockholders of record as of the close of business on May 2, 2022. This dividend is a 3% increase over the first quarter of 2021 and marks the fifth consecutive annual increase.

KMI is reporting first quarter net income attributable to KMI of $667 million, compared to $1,409 million in the first quarter of 2021; and distributable cash flow (DCF) of $1,455 million, compared to $2,329 million in the first quarter of 2021. Adjusted Earnings were $732 million for the quarter, versus $1,374 million in the first quarter of 2021. First quarter 2021 results were favorably impacted by earnings during the February 2021 Winter Storm Uri. Excluding those nonrecurring earnings, our current quarter earnings would be above the prior-year period.

“The company is off to a great start this year and once again generated robust earnings and strong coverage of this quarter’s dividend. We continue to live within our cash flow, have reduced our debt by more than $11 billion since 2015, and plan for this year to be the fifth consecutive year of increased dividends. During 2022 we expect to once again fund our expansion capital opportunities internally, meet or exceed our debt metric goal, and return excess cash to our shareholders through a dividend increase and opportunistic share repurchases,” said KMI Executive Chairman Richard D. Kinder.

“We are seeing great opportunities, both in our traditional segments and in our growing participation in the low-carbon energy evolution,” said KMI Chief Executive Officer Steve Kean. “While we are benefiting from commodity price tailwinds, we are also performing better than budget in a number of areas, which is more than offsetting some higher cost headwinds. Even excluding the commodity price tailwinds, we are above DCF plan for the quarter.”

Kean continued, “We are seeing growth in our base natural gas business as more customers seek to take advantage of the extensive firm transport and storage services we offer. That growth is coming from favorable renewals, especially on our flexible storage services, and from incremental growth opportunities. Our Stagecoach acquisition is fully integrated with our commercial and physical operations, producing the commercial opportunities we expected, and exceeding the acquisition model.

“Our Products business segment strongly outperformed the first quarter of 2021 and our Terminals segment also closed the quarter up relative to the prior year period. Our CO2 business is benefiting from higher crude prices and is also exceeding its oil production and CO2 volume targets,” Kean said.

“Our assets will be needed for a long time to come, providing the same services they do today. We have also positioned ourselves for the ongoing energy evolution. We are investing in our pipelines and terminals in support of renewable diesel and the associated feedstocks. We continue to leverage our status as a low methane emission intensity leader within our sector as interest in responsibly sourced natural gas grows within our customer base. And our investment in renewable natural gas is presenting good additional growth opportunities,” Kean concluded.

“KMI’s financial performance during the quarter was strong, as we generated earnings per share of $0.29 and DCF per share of $0.64. While these both represent a decrease from the first quarter of 2021, those 2021 results were positively impacted by the nonrecurring earnings achieved during Winter Storm Uri,” said KMI President Kim Dang. “Excluding Uri-related earnings from our 2021 results, earnings per share for the quarter were up 17% and DCF per share was up 16% as compared to the first quarter of 2021. Compared to our budget, net income attributable to KMI during the quarter was down $28 million, largely due to unsettled commodity hedges, which we treat as certain items. Adjusted Earnings, which exclude certain items, exceeded our budget for the quarter by $40 million, and DCF exceeded our budget by $62 million, or 4%. Also during the quarter, we generated $822 million of excess DCF above our declared dividend.”

2022 Outlook

For 2022, KMI budgeted to generate net income attributable to KMI of $2.5 billion and declare dividends of $1.11 per share, a 3% increase from the 2021 declared dividends. KMI also budgeted to generate 2022 DCF of $4.7 billion and Adjusted EBITDA of $7.2 billion and to end 2022 with a Net Debt-to-Adjusted EBITDA ratio of 4.3 times. KMI now expects net income, EBITDA and DCF to be favorable to budget due to stronger than expected commodity prices and favorable operating results from our Natural Gas and CO2 business segments, partially offset by higher costs.

Overview of Business Segments

“The Natural Gas Pipelines segment’s financial performance was down in the first quarter of 2022 relative to the first quarter of 2021, again due to the nonrecurring earnings during the February 2021 storm” said Dang. “Excluding the 2021 winter storm earnings, financial performance was up on higher contributions from the Texas Intrastate system, from Tennessee Gas Pipeline (TGP), from our new Stagecoach assets and from favorable pricing on the Altamont and Copano South Texas gathering systems as well as increased volumes on our KinderHawk gathering system. These were partially offset by lower contributions from El Paso Natural Gas (EPNG) and Colorado Interstate Pipeline (CIG).”

Natural gas transport volumes were up 2% compared to the first quarter of 2021, with increases on Kinder Morgan Louisiana Pipeline (KMLP), Natural Gas Pipeline of America (NGPL) and TGP due to increased deliveries to LNG customers; and from our new Stagecoach assets. These increases were partially offset by declines on EPNG due to pipeline outages; and on Wyoming Interstate Company and Cheyenne Plains Gas Pipeline due to continued declining production in the Rockies basins. Natural gas gathering volumes were up 12% from the first quarter of 2021 with higher volumes primarily on KinderHawk.

“Contributions from the Products Pipelines segment were up compared to the first quarter of 2021 as demand recovery continued,” Dang said. “Total refined products volumes were up 7%, while crude and condensate pipeline volumes were down 4% compared to the first quarter of 2021. Gasoline volumes were above the comparable period last year by 5% and diesel volumes were down 3%. Jet fuel volumes continue their strong rebound, up 38% versus the first quarter of 2021.

“Terminals segment earnings were up compared to the first quarter of 2021. In our liquids business, we saw strong gains in volumes across both our truck rack terminals and refined product hub facilities, which benefited from higher refinery utilization rates and continued demand recovery compared to the prior year period. Notwithstanding the foregoing, steep backwardation in refined product futures price curves has presented a headwind for product storage and blending economics, contributing to lower utilization rates and modest rate pressure, principally in our New York Harbor hub. In our Jones Act tanker business, where fundamentals continue to improve, the benefit from higher fleet utilization was more than off-set by lower average charter rates compared to the first quarter of 2021 as vessels were recontracted into a lower, albeit improving, rate environment,” said Dang. “Earnings in our bulk business were higher compared to the first quarter of 2021 owing to gains in both handling rates and volumes for export coal and petroleum coke.

“CO2 segment earnings were down compared to the first quarter of 2021 due to the fact that in the first quarter of 2021, the segment returned power to the grid by curtailing oil production during Winter Storm Uri under an existing contract with its power provider. Excluding the storm benefit in 2021, Q1 2022 segment financial performance was higher, primarily due to higher realized crude, NGL, and CO2 prices. Our realized weighted average crude oil price for the quarter was up 31% at $66.90 per barrel compared to $51.05 per barrel for the first quarter of 2021, while our weighted average NGL price for the quarter was up 117% from the first quarter of 2021 at $43.68 per barrel, and CO2 prices were up $0.47 or 45%,” said Dang. “First quarter 2022 combined oil production across all of our fields was flat compared to the same period in 2021 on a net to KMI basis. NGL volumes net to KMI were up 7% versus the first quarter of 2021, while CO2 sales volumes were down 10% on a net to KMI basis compared to the first quarter of 2021, due to the expiration of a carried interest following payout on a project in 2021. CO2 sales volumes were up 8% excluding that adjustment.”

Other News

Corporate
•In February 2022, EPNG issued $300 million of 3.50% senior notes due February 2032 in order to repay maturing debt and for general corporate purposes.

Natural Gas Pipelines
•Due to the increasing need for additional gas takeaway from the Permian basin, we are in discussions regarding primarily compression expansion opportunities that could come on beginning as early as the fourth quarter 2023 on both the Permian Highway Pipeline and Gulf Coast Express Pipeline. Combined, these projects would add more than 1 billion cubic feet per day (Bcf/d) of additional takeaway capacity to the U.S. Gulf Coast.

•On April 19, KMI announced its participation in a project led by Cheniere Energy, Inc., to improve the overall understanding of greenhouse gas (GHG) emissions and further the deployment of advanced monitoring technologies and protocols. The project includes several other midstream operators and leading academic institutions, and is focused on quantifying, monitoring, reporting and verifying (QMRV) GHG emissions associated with the midstream sector. KMI assets involved in this project include select pipeline segments and compressor stations on the TGP, KMLP and NGPL systems. Ground-based, aerial, and measurement technologies will be used to establish baseline emissions levels, monitor sites for methane emissions and verify emissions performance.
•On March 31, 2022, TGP filed with the Federal Energy Regulatory Commission (FERC) changes to its proposal to implement a responsibly sourced natural gas (RSG) supply aggregation pooling service at several locations across the TGP system. These changes address concerns posed by certain shippers and resulted in the withdrawal of their protests. The proposed service is designed to enable suppliers and customers on TGP to purchase and sell RSG supply at non-physical trading locations, ultimately serving utilities, power plants and LNG facilities connected to the TGP system. Producers who have already obtained RSG certifications from qualified third-party organizations are anticipated to supply the RSG for the proposed pooling service, and the supply is expected to grow as RSG becomes the fuel of choice among customers. Pending regulatory approval from the FERC, this service is expected to be available May 1, 2022.
•On March 31, 2022, Ruby Pipeline, L.L.C., a joint venture between KMI and Pembina Pipeline Corporation that owns a natural gas pipeline extending from Wyoming to Oregon, filed to reorganize under Chapter 11 of the Bankruptcy Code in response to a debt repayment obligation. KMI continues to operate the pipeline. The timing and outcome of the reorganization are uncertain at this time. KMI previously wrote off its investment in Ruby, and our financial outlook does not assume any capital contribution to or equity earnings contribution from the asset.

Products Pipelines
•KMI continues to make progress on its previously announced renewable diesel hub at our Bradshaw Terminal in Northern California, with permitting and engineering design underway. We are constructing a $36 million renewable diesel rail hub to accommodate up to 15,000 barrels per day of blended diesel throughput at the truck rack. This project is supported by customer commitments and is expected to be placed in service in the first quarter of 2023.
•KMI continues to make progress on its previously announced Southern California renewable diesel hub, with permitting and engineering design underway. The Southern California hub will connect marine and other delivered renewable diesel supplies in the Los Angeles harbor area to the Colton (Inland Empire) and Mission Valley (San Diego) areas via KMI’s SFPP pipeline. With an anticipated in-service date in the first quarter of 2023, this will be the first movement of pure renewable diesel by pipeline in the country. At Colton, the project will allow customers to deliver renewable diesel for blending with regular diesel and biodiesel for multiple concentrations of renewable fuel at our truck racks. The Southern California renewable diesel hub will accommodate, in aggregate, up to 20,000 barrels per day of blended diesel throughput across the two inland destination truck racks. The project is anchored by customer commitments.
•KMI continues construction work at its Carson Terminal to connect marine supplies of renewable diesel coming into its Los Angeles harbor hub to its truck rack for delivery of unblended renewable diesel to the local markets. This project is currently expected to be in service in December 2022.

Terminals
•Tank conversion work continues on the initial phase of the renewable feedstock storage and logistics hub under development at KMI’s Harvey, Louisiana facility. Upon completion of the project, the facility will serve as the primary hub where Neste, a leading provider of renewable and circular solutions, will store a variety of feedstocks such as used cooking oil. The approximately $65 million project, which is supported by a long-term commercial commitment from Neste, is expected to commence operations in the first quarter of 2023.
•Long-lead equipment has been ordered for a previously-announced project that will significantly reduce the emissions profile of KMI’s refined products terminal hub along the Houston Ship Channel. The approximately $64 million investment will address emissions related to product handling activities at KMI’s Galena Park and Pasadena terminals. The expected Scope 1 & 2 CO2 equivalent emissions reduction across the combined facilities has been updated to reflect final operating parameter assumptions, as well as waste gas combustion reductions, and now stands at approximately 34,000 metric tons per year or a 38% reduction in total facility GHG emissions versus 2019 (pre-pandemic). The project is expected to be in service by the third quarter of 2023.

Energy Transition Ventures
•Construction is ongoing at the Twin Bridges Landfill, the first of three sites involved in Kinetrex Energy’s approximately $146 million landfill-based renewable natural gas (RNG) projects in Indiana. Construction on the remaining two sites, located at the Liberty and Prairie View Landfills, is expected to begin later this year. The sites are on time and on budget with the facilities expected to be in service by September 2022, November 2022 and January 2023, respectively. KMI will begin monetizing renewable identification numbers (RINs) from the new plants in the first quarter of 2023. Upon completion of the projects, total annual RNG production from our RNG portfolio is estimated to be more than 4 billion cubic feet.

Kinder Morgan, Inc. (NYSE: KMI) is one of the largest energy infrastructure companies in North America. Access to reliable, affordable energy is a critical component for improving lives around the world. We are committed to providing energy transportation and storage services in a safe, efficient and environmentally responsible manner for the benefit of the people, communities and businesses we serve. We own an interest in or operate approximately 83,000 miles of pipelines, 141 terminals, and 700 billion cubic feet of working natural gas storage capacity. Our pipelines transport natural gas, refined petroleum products, crude oil, condensate, CO2 and other products, and our terminals store and handle various commodities including gasoline, diesel fuel, chemicals, ethanol, metals and petroleum coke. For more information, please visit www.kindermorgan.com.

Please join Kinder Morgan, Inc. at 4:30 p.m. Eastern Time on Wednesday, April 20, at www.kindermorgan.com for a LIVE webcast conference call on the company’s first quarter earnings.

Non-GAAP Financial Measures

The non-generally accepted accounting principles (non-GAAP) financial measures of Adjusted Earnings and distributable cash flow (DCF), both in the aggregate and per share for each; segment earnings before depreciation, depletion, amortization (DD&A), amortization of excess cost of equity investments and Certain Items (Adjusted Segment EBDA); net income before interest expense, income taxes, DD&A, amortization of excess cost of equity investments and Certain Items (Adjusted EBITDA); Net Debt; Net Debt-to-Adjusted EBITDA; and Free Cash Flow (FCF).

Our non-GAAP financial measures described below should not be considered alternatives to GAAP net income attributable to Kinder Morgan, Inc. or other GAAP measures and have important limitations as analytical tools. Our computations of these non-GAAP financial measures may differ from similarly titled measures used by others. You should not consider these non-GAAP financial measures in isolation or as substitutes for an analysis of our results as reported under GAAP. Management compensates for the limitations of these non-GAAP financial measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision-making processes.

Certain Items, as adjustments used to calculate our non-GAAP financial measures, are items that are required by GAAP to be reflected in net income attributable to Kinder Morgan, Inc., but typically either (1) do not have a cash impact (for example, unsettled commodity hedges and asset impairments), or (2) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically (for example, certain legal settlements, enactment of new tax legislation and casualty losses). We also include adjustments related to joint ventures (see “Amounts from Joint Ventures” below and the accompanying Tables 4 and 7).

Adjusted Earnings is calculated by adjusting net income attributable to Kinder Morgan, Inc. for Certain Items. Adjusted Earnings is used by us and certain external users of our financial statements to assess the earnings of our business excluding Certain Items as another reflection of our ability to generate earnings. We believe the GAAP measure most directly comparable to

Adjusted Earnings is net income attributable to Kinder Morgan, Inc. Adjusted Earnings per share uses Adjusted Earnings and applies the same two-class method used in arriving at basic earnings per share. (See the accompanying Tables 1 and 2.)

DCF is calculated by adjusting net income attributable to Kinder Morgan, Inc. for Certain Items (Adjusted Earnings), and further by DD&A and amortization of excess cost of equity investments, income tax expense, cash taxes, sustaining capital expenditures and other items. We also include amounts from joint ventures for income taxes, DD&A and sustaining capital expenditures (see “Amounts from Joint Ventures” below). DCF is a significant performance measure useful to management and external users of our financial statements in evaluating our performance and in measuring and estimating the ability of our assets to generate cash earnings after servicing our debt, paying cash taxes and expending sustaining capital, that could be used for discretionary purposes such as dividends, stock repurchases, retirement of debt, or expansion capital expenditures. DCF should not be used as an alternative to net cash provided by operating activities computed under GAAP. We believe the GAAP measure most directly comparable to DCF is net income attributable to Kinder Morgan, Inc. DCF per share is DCF divided by average outstanding shares, including restricted stock awards that participate in dividends. (See the accompanying Tables 2 and 3.)

Adjusted Segment EBDA is calculated by adjusting segment earnings before DD&A and amortization of excess cost of equity investments (Segment EBDA) for Certain Items attributable to the segment. Adjusted Segment EBDA is used by management in its analysis of segment performance and management of our business. General and administrative expenses and certain corporate charges are generally not under the control of our segment operating managers, and therefore, are not included when we measure business segment operating performance. We believe Adjusted Segment EBDA is a useful performance metric because it provides management and external users of our financial statements additional insight into the ability of our segments to generate cash earnings on an ongoing basis. We believe it is useful to investors because it is a measure that management uses to allocate resources to our segments and assess each segment’s performance. We believe the GAAP measure most directly comparable to Adjusted Segment EBDA is Segment EBDA. (See the accompanying Tables 3 and 7.)

Adjusted EBITDA is calculated by adjusting net income attributable to Kinder Morgan, Inc. before interest expense, income taxes, DD&A, and amortization of excess cost of equity investments (EBITDA) for Certain Items. We also include amounts from joint ventures for income taxes and DD&A (see “Amounts from Joint Ventures” below). Adjusted EBITDA is used by management and external users, in conjunction with our Net Debt (as described further below), to evaluate certain leverage metrics. Therefore, we believe Adjusted EBITDA is useful to investors. We believe the GAAP measure most directly comparable to Adjusted EBITDA is net income attributable to Kinder Morgan, Inc. (See the accompanying Tables 3 and 4.)

Amounts from Joint Ventures - Certain Items, DCF and Adjusted EBITDA reflect amounts from unconsolidated joint ventures (JVs) and consolidated JVs utilizing the same recognition and measurement methods used to record “Earnings from equity investments” and “Noncontrolling interests (NCI),” respectively. The calculations of DCF and Adjusted EBITDA related to our unconsolidated and consolidated JVs include the same items (DD&A and income tax expense, and for DCF only, also cash taxes and sustaining capital expenditures) with respect to the JVs as those included in the calculations of DCF and Adjusted EBITDA for our wholly-owned consolidated subsidiaries. (See Table 7, Additional JV Information.) Although these amounts related to our unconsolidated JVs are included in the calculations of DCF and Adjusted EBITDA, such inclusion should not be understood to imply that we have control over the operations and resulting revenues, expenses or cash flows of such unconsolidated JVs.

Net Debt is calculated by subtracting from debt (1) cash and cash equivalents, (2) debt fair value adjustments, and (3) the foreign exchange impact on Euro-denominated bonds for which we have entered into currency swaps. Net Debt is a non-GAAP financial measure that management believes is useful to investors and other users of our financial information in evaluating our leverage. We believe the most comparable measure to Net Debt is debt net of cash and cash equivalents as reconciled in the notes to the accompanying Preliminary Consolidated Balance Sheets in Table 6.

FCF is calculated by reducing cash flow from operations for capital expenditures (sustaining and expansion). FCF is used by external users as an additional leverage metric. Therefore, we believe FCF is useful to our investors. We believe the GAAP measure most directly comparable to FCF is cash flow from operations.

Important Information Relating to Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Generally the words “expects,” “believes,” “anticipates,” “plans,” “will,” “shall,” “estimates,” “projects,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements in this news release include, among others, express or implied statements pertaining to: the long-term demand for KMI’s assets and services; energy transition-related opportunities; KMI’s 2022 expectations; anticipated dividends; and KMI’s capital projects, including expected completion timing and benefits of those projects. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although KMI believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance as to when or if any such forward-looking statements will materialize nor their ultimate impact on our operations or financial condition. Important factors that could cause actual results to differ materially from those expressed in or implied by these forward-looking statements include: the impacts of the COVID-19 pandemic and the pace and extent of economic recovery; the timing and extent of changes in the supply of and demand for the products we transport and handle; commodity prices; counterparty financial risk; and the other risks and uncertainties described in KMI’s reports filed with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year-ended December 31, 2021 (under the headings “Risk Factors” and “Information Regarding Forward-Looking Statements” and elsewhere), and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website at ir.kindermorgan.com. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, KMI undertakes no obligation to update any forward-looking statement because of new information, future events or other factors. Because of these risks and uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS
Dave Conover	Investor Relations
Media Relations	(800) 348-7320
Newsroom@kindermorgan.com	km_ir@kindermorgan.com

Table 1
Kinder Morgan, Inc. and Subsidiaries
Preliminary Consolidated Statements of Income
(In millions, except per share amounts, unaudited)

	Three Months Ended March 31,		% change
	2022	2021
Revenues	$4,293	$5,211
Operating costs, expenses and other
Costs of sales	1,894	2,009
Operations and maintenance	585	514
Depreciation, depletion and amortization	538	541
General and administrative	156	156
Taxes, other than income taxes	111	110
Gain on divestitures and impairments, net	(10)	(4)
Other income, net	(5)	(1)
Total operating costs, expenses and other	3,269	3,325
Operating income	1,024	1,886
Other income (expense)
Earnings from equity investments	187	66
Amortization of excess cost of equity investments	(19)	(22)
Interest, net	(333)	(377)
Other, net	19	223
Income before income taxes	878	1,776
Income tax expense	(194)	(351)
Net income	684	1,425
Net income attributable to NCI	(17)	(16)
Net income attributable to Kinder Morgan, Inc.	$667	$1,409
Class P Shares
Basic and diluted earnings per share	$0.29	$0.62	(53)%
Basic and diluted weighted average shares outstanding	2,267	2,264	—%
Declared dividends per share	$0.2775	$0.27	3%
Adjusted Earnings (1)	$732	$1,374	(47)%
Adjusted Earnings per share (1)	$0.32	$0.60	(47)%

Note:
(1)	Adjusted Earnings is Net income attributable to Kinder Morgan, Inc. adjusted for Certain Items, see Table 2. Adjusted Earnings per share uses Adjusted Earnings and applies the same two-class method used in arriving at basic earnings per share.

Table 2
Kinder Morgan, Inc. and Subsidiaries
Preliminary Net Income Attributable to Kinder Morgan, Inc. to Adjusted Earnings to DCF Reconciliation
(In millions, unaudited)

	Three Months Ended March 31,		% change
	2022	2021
Net income attributable to Kinder Morgan, Inc. (GAAP)	$667	$1,409
Total Certain Items	65	(35)
Adjusted Earnings (1)	732	1,374	(47)%
DD&A and amortization of excess cost of equity investments for DCF (2)	623	638
Income tax expense for DCF (1)(2)	235	419
Cash taxes (2)	(1)	1
Sustaining capital expenditures (2)	(125)	(107)
Other items (3)	(9)	4
DCF	$1,455	$2,329	(38)%

Table 3
Kinder Morgan, Inc. and Subsidiaries
Preliminary Adjusted Segment EBDA, Adjusted EBITDA and DCF
(In millions, except per share amounts, unaudited)

	Three Months Ended March 31,		% change
	2022	2021
Natural Gas Pipelines	$1,297	$2,094	(38)%
Products Pipelines	299	263	14%
Terminals	238	227	5%
CO2	208	291	(29)%
Adjusted Segment EBDA (1)	2,042	2,875	(29)%
General and administrative and corporate charges (1)	(145)	(148)
JV DD&A and income tax expense (1)(2)	87	103
Net income attributable to NCI (1)	(17)	(16)
Adjusted EBITDA	1,967	2,814	(30)%
Interest, net (1)	(377)	(383)
Cash taxes (2)	(1)	1
Sustaining capital expenditures (2)	(125)	(107)
Other items (3)	(9)	4
DCF	$1,455	$2,329	(38)%
Weighted average shares outstanding for dividends (4)	2,280	2,277
DCF per share	$0.64	$1.02
Declared dividends per share	$0.2775	$0.27

Notes
(1)	Amounts are adjusted for Certain Items. See Tables 4 and 7 for more information.
(2)	Includes or represents DD&A, income tax expense, cash taxes and/or sustaining capital expenditures (as applicable for each item) from JVs. See Table 7 for more information.
(3)	Includes pension contributions, non-cash pension expense and non-cash compensation associated with our restricted stock program.
(4)	Includes restricted stock awards that participate in dividends.

Table 4
Kinder Morgan, Inc. and Subsidiaries
Preliminary Net Income Attributable to Kinder Morgan, Inc. to Adjusted EBITDA Reconciliation
(In millions, unaudited)

	Three Months Ended March 31,		% change
	2022	2021
Net income attributable to Kinder Morgan, Inc. (GAAP)	$667	$1,409	(53)%
Certain Items:
Fair value amortization	(4)	(4)
Legal, environmental and taxes other than income tax reserves	—	84
Change in fair value of derivative contracts (1)	82	14
Gain on divestitures, impairments and other write-downs, net (2)	—	(89)
Income tax Certain Items	(20)	(40)
Other	7	—
Total Certain Items (3)	65	(35)
DD&A and amortization of excess cost of equity investments	557	563
Income tax expense (4)	214	391
JV DD&A and income tax expense (4)(5)	87	103
Interest, net (4)	377	383
Adjusted EBITDA	$1,967	$2,814	(30)%

Notes
(1)	Gains or losses are reflected in our DCF when realized.
(2)	2021 amount includes a pre-tax gain of $206 million associated with the sale of a partial interest in our equity investment in NGPL Holdings LLC, offset partially by a write-down of $117 million on a long-term subordinated note receivable from an equity investee, Ruby Pipeline Holding Company, L.L.C., reported within "Other, net" and "Earnings from equity investments," respectively, on the accompanying Preliminary Consolidated Statement of Income (See Table 1.)
(3)	2022 and 2021 amounts include $5 million and $117 million, respectively, reported within “Earnings from equity investments” on the accompanying Preliminary Consolidated Statement of Income.
(4)	Amounts are adjusted for Certain Items. See Table 7 for more information.
(5)	Represents JV DD&A and income tax expense. See Table 7 for more information.

Table 5
Segment Volume and CO2 Segment Hedges Highlights
(Historical data is pro forma for acquired and divested assets, JV volumes at KMI share)

	Three Months Ended March 31,
	2022	2021
Natural Gas Pipelines
Transport volumes (BBtu/d)	39,731	38,850
Sales volumes (BBtu/d)	2,515	2,260
Gathering volumes (BBtu/d)	2,817	2,509
NGLs (MBbl/d) (1)	32	30
Products Pipelines (MBbl/d)
Gasoline (2)	940	892
Diesel fuel	369	379
Jet fuel	242	175
Total refined product volumes	1,551	1,446
Crude and condensate	486	507
Total delivery volumes (MBbl/d)	2,037	1,953
Terminals (1)
Liquids leasable capacity (MMBbl)	78.9	79.0
Liquids utilization %	92.3%	95.1%
Bulk transload tonnage (MMtons)	13.0	10.9
CO2
SACROC oil production	19.27	19.39
Yates oil production	6.79	6.14
Katz and Goldsmith oil production	1.92	2.56
Tall Cotton oil production	0.99	0.95
Total oil production - net (MBbl/d) (3)	28.97	29.04
NGL sales volumes - net (MBbl/d) (3)	9.41	8.76
CO2 sales volumes - net (Bcf/d)	0.37	0.41
Realized weighted average oil price ($ per Bbl)	$66.90	$51.05
Realized weighted average NGL price ($ per Bbl)	$43.68	$20.14

CO2 Segment Hedges	Remaining 2022	2023	2024	2025	2026
Crude Oil (4)
Price ($ per Bbl)	$61.32	$58.92	$58.07	$58.84	$64.98
Volume (MBbl/d)	25.13	17.80	11.20	6.65	1.60
NGLs
Price ($ per Bbl)	$54.07	$75.61
Volume (MBbl/d)	4.56	0.45
Midland-to-Cushing Basis Spread
Price ($ per Bbl)	$0.53
Volume (MBbl/d)	23.65

Notes
(1)	Volumes for acquired pipelines are included for all periods. Volumes for facilities divested, idled and/or held for sale are excluded for all periods presented.
(2)	Gasoline volumes include ethanol pipeline volumes.
(3)	Net of royalties and outside working interests.
(4)	Includes West Texas Intermediate hedges.

Table 6
Kinder Morgan, Inc. and Subsidiaries
Preliminary Consolidated Balance Sheets
(In millions, unaudited)

	March 31,	December 31,
	2022	2021
Assets
Cash and cash equivalents	$84	$1,140
Other current assets	2,949	2,689
Property, plant and equipment, net	35,557	35,653
Investments	7,545	7,578
Goodwill	19,914	19,914
Deferred charges and other assets	3,086	3,442
Total assets	$69,135	$70,416
Liabilities and Stockholders' Equity
Short-term debt	$3,324	$2,646
Other current liabilities	3,126	3,175
Long-term debt	28,175	29,772
Debt fair value adjustments	584	902
Other	2,219	2,000
Total liabilities	37,428	38,495
Other stockholders' equity	31,292	31,234
Accumulated other comprehensive loss	(674)	(411)
Total KMI stockholders' equity	30,618	30,823
Noncontrolling interests	1,089	1,098
Total stockholders' equity	31,707	31,921
Total liabilities and stockholders' equity	$69,135	$70,416

Net Debt (1)	$31,405	$31,214

	Adjusted EBITDA Twelve Months Ended
Reconciliation of Net Income Attributable to Kinder Morgan, Inc. to Adjusted EBITDA	March 31,	December 31,
	2022	2021
Net income attributable to Kinder Morgan, Inc. (GAAP)	$1,041	$1,784
Total Certain Items	1,321	1,220
DD&A and amortization of excess cost of equity investments	2,207	2,213
Income tax expense (2)	682	860
JV DD&A and income tax expense (2)(3)	336	351
Interest, net (2)	1,513	1,518
Adjusted EBITDA	$7,100	$7,946

Net Debt-to-Adjusted EBITDA	4.4	3.9

Notes
(1)	Amounts exclude (i) debt fair value adjustments; and (ii) the foreign exchange impact on our Euro denominated debt of $10 million and $64 million as of March 31, 2022 and December 31, 2021, respectively, as we have entered into swaps to convert that debt to U.S.$. In March 2022, one series of our Euro denominated debt matured and as of March 31, 2022, we have one remaining series of Euro denominated debt outstanding.
(2)	Amounts are adjusted for Certain Items. See Table 4 for more information.
(3)	Represents JV DD&A and income tax expense. See Table 7 for more information.

Table 7
Kinder Morgan, Inc. and Subsidiaries
Preliminary Supplemental Information
(In millions, unaudited)

	Three Months Ended March 31,
	2022	2021
Segment EBDA
Natural Gas Pipelines (GAAP)	$1,184	$2,103
Certain Items	113	(9)
Natural Gas Pipelines Adjusted Segment EBDA	1,297	2,094
Products Pipelines (GAAP)	299	248
Certain Items	—	15
Products Pipelines Adjusted Segment EBDA	299	263
Terminals (GAAP)	238	227
Certain Items	—	—
Terminals Adjusted Segment EBDA	238	227
CO2 (GAAP)	192	286
Certain Items	16	5
CO2 Adjusted Segment EBDA	208	291
Total Segment EBDA (GAAP)	1,913	2,864
Total Segment EBDA Certain Items	129	11
Total Adjusted Segment EBDA	$2,042	$2,875
Depreciation, depletion and amortization (GAAP)	$(538)	$(541)
Amortization of excess cost of equity investments (GAAP)	(19)	(22)
DD&A and amortization of excess cost of equity investments	(557)	(563)
JV DD&A	(66)	(75)
DD&A and amortization of excess cost of equity investments for DCF	$(623)	$(638)
General and administrative (GAAP)	$(156)	$(156)
Corporate benefit	11	8
Certain Items	—	—
General and administrative and corporate charges (1)	$(145)	$(148)
Interest, net (GAAP)	$(333)	$(377)
Certain Items	(44)	(6)
Interest, net (1)	$(377)	$(383)
Income tax expense (GAAP)	$(194)	$(351)
Certain Items	(20)	(40)
Income tax expense (1)	(214)	(391)
Unconsolidated JV income tax expense (1)(2)	(21)	(28)
Income tax expense for DCF (1)	$(235)	$(419)
Net income attributable to NCI (GAAP)	$(17)	$(16)
NCI associated with Certain Items (3)	—	—
Net income attributable to NCI (1)	$(17)	$(16)

Table 7 (continued)
Kinder Morgan, Inc. and Subsidiaries
Preliminary Supplemental Information
(In millions, unaudited)

	Three Months Ended March 31,
	2022	2021
Additional JV information
Unconsolidated JV DD&A	$(77)	$(86)
Less: Consolidated JV partners' DD&A	(11)	(11)
JV DD&A	(66)	(75)
Unconsolidated JV income tax expense (1)(2)	(21)	(28)
JV DD&A and income tax expense (1)	$(87)	$(103)
Unconsolidated JV cash taxes (2)	$—	$—
Unconsolidated JV sustaining capital expenditures	$(12)	$(20)
Less: Consolidated JV partners' sustaining capital expenditures	(2)	(1)
JV sustaining capital expenditures	$(10)	$(19)

KMI FCF
Net income attributable to Kinder Morgan, Inc. (GAAP)	$667	$1,409
Net income attributable to noncontrolling interests	17	16
DD&A and amortization of excess cost of equity investments	557	563
Deferred income taxes	190	347
Earnings from equity investments	(187)	(66)
Distribution of equity investment earnings (4)	165	184
Working capital and other items (5)	(325)	(580)
Cash flow from operations (GAAP)	1,084	1,873
Capital expenditures (GAAP)	(407)	(267)
FCF	677	1,606
Dividends paid	(616)	(597)
FCF after dividends	$61	$1,009

Notes
(1)	Amounts are adjusted for Certain Items.
(2)	Amounts are associated with our Citrus, NGPL and Products (SE) Pipe Line equity investments.
(3)	Three months ended March 31, 2022 and 2021 amounts include none and less than $1 million, respectively, of noncontrolling interests associated with Certain Items.
(4)	Excludes distributions from equity investment in excess of cumulative earnings of $50 million and $18 million for the three months ended March 31, 2022 and 2021, respectively. These are included in cash flows from investing activities on our consolidated statement of cash flows.
(5)	Includes non-cash impairments recognized. See Table 4 for more information.

Table 8
Kinder Morgan, Inc. and Subsidiaries
Reconciliations of Net Income Attributable to Kinder Morgan, Inc. and DCF Excluding Uri
(In millions, unaudited)

	Three Months Ended March 31,		% change
Reconciliation of Net Income Attributable to Kinder Morgan, Inc. Excluding Uri	2022	2021
Net income attributable to Kinder Morgan, Inc. (GAAP)	$667	$1,409
Uri impact to net income attributable to Kinder Morgan, Inc. (1)	—	(840)
Net income attributable to Kinder Morgan, Inc. (Excluding Uri)	$667	$569	17%

Reconciliation of DCF Excluding Uri
DCF	$1,455	$2,329
Uri impact to DCF (1)	—	(1,077)
DCF (Excluding Uri)	$1,455	$1,252	16%

Note
(1)	The impact of Uri to our 2021 results were primarily recognized in the three months ended March 31, 2021. For a reconciliation of the full year 2021 impact of Uri, see our Investor Day Presentation accessible on our website at: https://ir.kindermorgan.com/events-and-presentations/default.aspx.

Table 9
Kinder Morgan, Inc. and Subsidiaries
Reconciliation of Budgeted Net Income Attributable to Kinder Morgan, Inc. to Budgeted DCF
(In billions, unaudited)
Budget
Net income attributable to Kinder Morgan, Inc. (GAAP)	$2.5
Total Certain Items	—
DD&A and amortization of excess cost of equity investments for DCF (1)	2.4
Income tax expense for DCF (1)(2)	0.8
Cash taxes (1)	(0.1)
Sustaining capital expenditures (1)	(0.9)
Other items (3)	—
DCF	$4.7

Table 10
Kinder Morgan, Inc. and Subsidiaries
Reconciliation of Budgeted Net Income Attributable to Kinder Morgan, Inc. to Budgeted Adjusted EBITDA
(In billions, unaudited)
Budget
Net income attributable to Kinder Morgan, Inc. (GAAP)	$2.5
Total Certain Items	—
DD&A and amortization of excess cost of equity investments	2.2
Income tax expense (2)	0.7
JV DD&A and income tax expense (1)	0.3
Interest, net (2)	1.5
Adjusted EBITDA	$7.2

Notes
(1)	Includes or represents DD&A, income tax expense, cash taxes and/or sustaining capital expenditures (as applicable for each item) from JVs.
(2)	Amounts are adjusted for Certain Items.
(3)	Aggregate adjustments for Other items (such as non-cash pension expense and non-cash compensation associated with our restricted stock program) are currently estimated to be less than $100 million.